UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

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                        EPOCH HOLDING CORPORATION
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             (Name of Registrant as Specified in its Charter)


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Dear Stockholder,

At the time of this writing, October 19, 2005, we are pleased to report that in the fiscal year ended June 30, 2005, much progress has been achieved. Assets under management ("AUM") rose from approximately $850 million at June 30, 2004 to $1.4 billion at June 30, 2005, and recently reached $1.75 billion at the end of September 2005. An important milestone was reached when Nationwide Insurance awarded the firm a mandate for $250 million for a small cap equity portfolio in our fiscal 2006 first quarter. CI Investments, the firm's largest client, also expanded its relationship by awarding Epoch a Japanese Fund mandate along with a Pacific Securities ex-Japan mandate earlier this year. Epoch also initiated two mutual funds
in the past year   the Epoch International Small Cap Fund and the Epoch
U.S. All Cap Equity Fund. The former fund began in January and presently has assets approaching $100 million. The latter fund began in July and has assets of approximately $13 million.

Revenues totaled $4.3 million for the fiscal year, with a "run rate" at our fiscal year end of approximately $6.4 million. With the addition of clients during our fiscal 2006 first quarter, this run rate has increased accordingly.

During the year we relocated our premises to 640 Fifth Avenue where we occupy the 18th Floor. Employee count has grown to 30 full-time employees. We anticipate only modest personnel additions, going forward, and at a less than proportional growth rate to AUM.

For the year, our EBITDA was a negative $6.9 million, but the monthly loss continues to diminish as AUM growth continues. We anticipate positive cash flows in the second half of fiscal 2006, which is consistent with our initial expectations 15 months ago.

All of our key investment services posted above average performance results over the 12 month period ended June 30, 2005. All results are Association for Investment Management and Research (AIMR) compliant and reflect periods ranging from 21 months to over 11 years, depending on the product. Investment returns, particularly on a risk adjusted basis, are above that of relevant peer groups.

All in all, our first full fiscal year was a success in ways that matter to
an investment firm   strong performance for clients, substantial growth in
assets under management, growth in professional staff, and a substantial net decline in our quarterly cash usage for on-going operational needs.

We look forward to working with you, our fellow shareholders, to continue
the path embarked upon just over a year ago   to build an investment
management firm of substance for our clients, our employees, and our shareholders.

Sincerely,

/s/ Allan R. Tessler           /s/ William W. Priest

Allan R. Tessler              William W. Priest
Chairman of the Board         Chief Executive Officer